PROSPECTUS

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-284074

COMPLETE SOLARIA, INC.

Up to 12,416,071 Shares of Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 6,170,396 shares of our common stock, $0.0001 par value per share (the “common stock”), consisting of: (1) up to 6,000,000 shares of common stock that are issuable upon the exercise of the warrant to purchase common stock (the “Ayna Warrant”) originally issued in a private placement to Ayna.AI LLC (“Ayna”) on June 18, 2024; and (2) up to 170,396 shares of common stock that are issuable upon the exercise of the warrants to purchase common stock (the “Kline Hill Warrants” and together with the Ayna Warrant, the “Warrants”) previously issued to Kline Hill Partners Fund LP (“Kline Fund”), Kline Hill Partners IV SPV LLC (“Kline Partners”) and Kline Hill Partners Opportunity IV SPV LLC (“Kline Opportunity” and together with Kline Fund and Kline Partners, “Kline Hill”).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of up to 12,416,071 shares of common stock, consisting of: (1) up to 6,000,000 shares of common stock that are issuable upon the exercise of the Ayna Warrant at an exercise price of $0.01 per share; (2) up to 1,500,000 shares of common stock issued in a private placement to Kline Hill pursuant to the Stock Purchase Agreements dated July 1, 2024 (the “Kline Hill Purchase Agreements”) entered into between us and each of Kline Fund, Kline Partners and Kline Opportunity; (3) up to 4,745,675 shares of common stock that are issuable upon the potential conversion of $7,972,731 aggregate principal amount of 12.00% Convertible Promissory Notes due July 1, 2029 (the “12.00% Notes due 2029”) issued to Kline Hill under the Convertible Promissory Notes dated July 1, 2024 issued in connection with the transactions under the Exchange Agreement dated July 1, 2024 among us, Kline Hill and CRSEF Solis Holdings, L.L.C. (“Carlyle”) (the “Exchange Agreement”); and (4) up to 170,396 shares of common stock that are issuable upon the exercise of the Kline Hill Warrants at an exercise price of $11.50 per share.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock. See the section titled “Plan of Distribution.”

The selling securityholders or their permitted transferees or other successors-in-interest may, but are not required to, sell the shares of our common stock offered by this prospectus from time to time in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “Plan of Distribution” for more information about how the selling securityholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the selling securityholders may offer the shares for sale.

Our common stock is listed on the Nasdaq Stock Market under the trading symbol “CSLR,” and our public warrants are listed on the Nasdaq Stock Market under the trading symbol “CSLRW.” On January 30, 2025, the last reported sale price of our common stock was $1.84 per share, and the last reported sale price of our public warrants was $0.085.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under heading Risk Factors on page 7 of this prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference or, in each case, any earlier date specified for such information, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

On July 17, 2023, FACT filed an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which FACT was domesticated and continues as a Delaware corporation, changing its name to “Complete Solaria, Inc.”

Legacy Complete Solaria, FACT, Jupiter Merger Sub I Corp., a Delaware corporation and wholly-owned subsidiary of FACT (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of FACT (“Second Merger Sub”) and The Solaria Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Legacy Complete Solaria (“Solaria”), entered into that certain Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Pursuant to the terms and subject to the conditions of the Business Combination (the related transactions, the “Business Combination”), on July 18, 2023, (i) First Merger Sub merged with and into Legacy Complete Solaria with Legacy Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Legacy Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly-formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger,” and together with the First Merger and the Second Merger, the “Mergers”).

Unless the context indicates otherwise, references in this prospectus to the “Complete Solaria,” “we,” “us,” “our,” the “Company” and similar terms refer to Complete Solaria, Inc. (f/k/a Freedom Acquisition I Corp.) and its consolidated subsidiaries. References to “FACT” refer to the predecessor company prior to the consummation of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the sections titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar sections in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our consolidated and condensed consolidated financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. With a strong technology platform, we offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to its builder partners.

Corporate Information

We were originally known as Freedom Acquisition I Corp. We are engaged in solar system sales and associated commerce. On July 18, 2023, Legacy Complete Solaria, FACT, First Merger Sub, Second Merger Sub and Third Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to Complete Solaria, Inc.

Our principal executive offices are located at 45700 Northport Loop E, Fremont, CA 94538, and our telephone number is (510) 270-2507. Our corporate website address is https://www.completesolaria.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Complete Solaria” and our other registered and common law trade names, trademarks and service marks are property of Complete Solaria, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

The SunPower Acquisition

On August 5, 2024, we entered into an Asset Purchase Agreement (the “APA”) with SunPower Corporation and its direct and indirect subsidiaries (collectively “SunPower”) providing for the sale and purchase by us of certain assets relating to SunPower’s Blue Raven Solar business and certain assets relating to the new homes and non-installing dealer network activities previously operated by SunPower (the “Acquired SunPower Assets” and the related businesses, the “SunPower Businesses”). The APA was entered into in connection with a voluntary petition filed by SunPower under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The sale by SunPower was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition of the Acquired SunPower Assets effective September 30, 2024.

Ayna Warrant

On June 17, 2024, we issued the Ayna Warrant pursuant to which Ayna is entitled to purchase 6,000,000 shares of common stock at an exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Ayna Warrant. The issuance of the Ayna Warrant was in satisfaction of the compensation owed by Complete Solaria to Ayna under the terms of the Statement of Work, signed May 21, 2024 (and effective as of March 12, 2024), as incorporated into the Master Services Agreement, dated March 12, 2024. The Ayna Warrant provides Ayna with contractual registration rights with respect to the shares of common stock issuable upon exercise of the Ayna Warrant.

Kline Hill Purchase Agreements

On July 1, 2024, we entered into the Kline Hill Purchase Agreements with respect to the issuance of 1,500,000 shares of common stock in the aggregate to Kline Hill.

Exchange Agreement and 12.00% Notes due 2029

On July 1, 2024, we entered into the Exchange Agreement with Carlyle and Kline Hill providing for:

●	the cancellation of all indebtedness owed to Carlyle by the Company, termination of all debt instruments by and between the Company and Carlyle (through the transfer of Carlyle’s interest in CS Solis, LLC, to the Company), and the satisfaction of all obligations owed to Carlyle by the Company under the terminated debt instruments;

●	the issuance of a 12.00% Note due 2029 in the original principal amount of $10,000,000 to Carlyle pursuant to the Convertible Promissory Note issued on July 1, 2024;

●	the cancellation of all indebtedness owed to Kline Hill by the Company, termination of all debt instruments by and between the Company and Kline Hill, and the satisfaction of all obligations owed to Kline Hill by the Company under the terminated debt instruments;

●	the issuance of 12.00% Notes due 2029 in the aggregate original principal amount of $7,972,731 to Kline Hill pursuant to the Convertible Promissory Notes issued on July 1, 2024; and

●	the issuance of 1,500,000 shares of our common stock to Kline Hill pursuant to the Kline Hill Purchase Agreements.

The 12.00% Notes due 2029 bear a 12.00% interest rate. The 12.00% Notes due 2029 are general unsecured obligations of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the 12.00% Notes due 2029 will accrue from July 1, 2024 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2025. The 12.00% Notes due 2029 are convertible at the option of the holders at any time prior to the payment of the payment of the principal amount of such 12.00% Note due 2029 in full. Upon conversion of any 12.00% Notes due 2029, the Company will satisfy its conversion obligation by delivering shares of common stock and paying cash in respect of any fractional shares.

The conversion rate for the 12.00% Notes due 2029 is initially equal to 595.2381 shares of common stock per $1,000 principal amount due under the 12.00% Notes due 2029. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the 12.00% Notes due 2029. In addition, following certain corporate events that occur prior to the maturity date of the 12.00% Notes due 2029, or if the Company delivers a notice of redemption in respect of a 12.00% Note due 2029, the Company will, under certain circumstances, increase the conversion rate of a 12.00% Note due 2029 for a holder who elects to convert its 12.00% Note due 2029 in connection with such a corporate event or convert its 12.00% Note due 2029 called for redemption in connection with such notice of redemption, as the case may be.

The Company may not redeem the 12.00% Notes due 2029 prior to July 5, 2026. The Company may redeem for cash all (but not less than all) of a 12.00% Note due 2029, at its option, (i) on or after July 5, 2026 and prior to July 1, 2027, if the last reported sale price of the common stock has been at least 150% of the conversion price for the 12.00% Note due 2029 then in effect and (ii) on or after July 5, 2027 and prior to the maturity date for the 12.00% Note due 2029 if the last reported sale price of the common stock has been at least 130% of the conversion price for the 12.00% Note due 2029 then in effect, in each case of (i) and (ii), for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the 12.00% Notes due 2029 to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the 12.00% Note due 2029.

If the Company undergoes a change of control (as defined in the 12.00% Notes due 2029), then, subject to certain conditions and except as described in the 12.00% Notes due 2029, holders may require the Company to redeem for cash all (but not less than all) of their 12.00% Notes due 2029 at a price equal to 100% of the principal amount of the 12.00% Notes due 2029 to be redeemed.

The 12.00% Notes due 2029 set forth certain events of default after which a 12.00% Note due 2029 may be declared immediately due and payable and set forth certain types of bankruptcy or insolvency events of default involving the Company after which a 12.00% Note due 2029 becomes automatically due and payable. The following events are considered “events of default” under the 12.00% Notes due 2029:

●	(i) any default in any payment of principal amount, change of control redemption amount or redemption price on a 12.00% Note due 2029 when due and payable or (ii) any default in the payment of interest when due and payable and such failure to pay is not cured within 30 calendar days from the occurrence thereof;

●	failure to deliver, when required by a 12.00% Note due 2029, a change of control notice or notice of a change of control or an organic change;

●	default in the Company’s obligation to convert a 12.00% Note due 2029 upon exercise of the conversion right with respect to such 12.00% Note due 2029 if not cured within five business days after its occurrence;

●	the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) is subject to involuntary proceedings or an involuntary petition shall be filed seeking liquidation, reorganization, winding up, suspension of payments, dissolution, administration or other relief in respect of the Company, any subsidiary of the Company or any of the Company’s or its subsidiaries’ affiliates, or of all or a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law, (iv) is subject to the involuntary appointment of a receiver, interim receiver, receiver-manager, trustee, custodian, conservator, liquidator, administrative receiver, administrator, compulsory manager or similar official for the Company or any of the Company’s or its subsidiaries’ affiliates, or of all or a substantial part of its assets, (v) makes an assignment for the benefit of its creditors, (vi) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (vii) is adjudicated as insolvent or to be liquidated;

●	the Company, any subsidiary of the Company or any of their respective affiliates fails to pay principal when due (whether at stated maturity or otherwise) or an uncured default exists that results in the acceleration of maturity of any indebtedness of the Company, any subsidiary of the Company or any of their respective affiliates in an aggregate amount in excess of $10,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within any applicable cure period set forth in the relevant agreement or instrument;

●	one or more final non-appealable judgments for the payment of money in any aggregate amount in excess of $10,000,000 shall be rendered against the Company, any subsidiary of the Company or any of their respective affiliates, or any combination thereof, and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any subsidiary of the Company or any of their respective affiliates to enforce any such judgment; and

●	certain events of bankruptcy, insolvency or reorganization of the Company.

If certain bankruptcy and insolvency-related events of default occur with respect to the Company, the principal of, and accrued and unpaid interest, if any, on, a 12.00% Note due 2029 then outstanding shall automatically become due and payable. If an event of default with respect to a 12.00% Note due 2029, other than certain bankruptcy and insolvency-related events of default with respect to the Company, occurs and is continuing, a holder may at its option declare its 12.00% Note due 2029 to be immediately due and payable.

Implications of Being a Smaller Reporting Company and Emerging Growth Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements and reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933 as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. We have elected to opt out of such extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of FACT’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.

THE OFFERING

This prospectus relates to the issuance of our common stock that are issuable upon exercise of the Warrants and the resale by the selling securityholders of up to 12,416,071 shares of our common stock

Shares of common stock issuable by us under the Warrants subject to this prospectus

Up to 6,170,396 shares of common stock, consisting of: (1) up to 6,000,000 shares of common stock that are issuable upon the exercise of the Ayna Warrant; and (2) up to 170,396 shares of common stock that are issuable upon the exercise of the Kline Hill Warrants.

Exercise prices of Warrants subject to this prospectus	$0.01 per share of common stock issuable upon exercise of the Ayna Warrant, and $11.50 per share of common stock issuable upon exercise of the Kline Hill Warrants.

Shares of common stock outstanding after the exercise of the Warrants and conversion of the 12.00% Notes due 2029 held by Kline Hill and subject to this prospectus	84,683,339 (based on our shares of common stock outstanding as of November 15, 2024)

Shares of common stock offered by the selling securityholders pursuant to this prospectus	Up to 12,416,071 shares of common stock, consisting of:

●	up to 6,000,000 shares of common stock that are issuable upon the exercise of the Ayna Warrant;

●	up to 1,500,000 shares of common stock issued to Kline Hill pursuant to the Kline Hill Purchase Agreements;

●	up to 4,745,675 shares of common stock that are issuable upon the potential conversion of 12.00% Notes due 2029 issued to Kline Hill; and

●	up to 170,396 shares of common stock that are issuable upon the exercise of the Kline Hill Warrants.

Use of proceeds

We will not receive any of the proceeds from such sales of the shares of common stock, except with respect to amounts received by us upon exercise of the Warrants.

Any proceeds received from the exercise of the Warrants will be used for general corporate purposes.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the shares of common stock registered for resale under this prospectus.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 7.

Nasdaq ticker symbols	“CSLR” and “CSLRW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 25.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth under “Risk Factors” in any applicable prospectus, set forth under “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K filed with the SEC, and included in any Quarterly Report on Form 10-Q filed with the SEC subsequent thereto, each incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus, before investing in our securities. If any of these risks or events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. In addition, much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to our Common Stock and Other Securities; Risks Related to this Offering

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to develop product candidates;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our securities available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who currently cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who currently covers us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. If we obtain additional coverage and any new analyst issues an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price could decline.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions and an active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the over-the-counter (“OTC”) Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we fail to meet all applicable requirements of Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage of us; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from Nasdaq may negatively impact our reputation and, consequently, our business.

There can be no assurance that we will maintain compliance with the requirements for listing our common stock on Nasdaq. If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting.

Sales of a substantial number of our common stock in the public market by our shareholders could cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of the our common stock in the public market, the market price of our common stock could decline.

Provisions in our Certificate of Incorporation and Bylaws and provisions of the Delaware General Corporate Law (“DGCL”) may delay or prevent an acquisition by a third party that could otherwise be in the interests of shareholders.

Our Certificate of Incorporation and Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of the board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following:

●	advance notice requirements for stockholder proposals and director nominations;

●	provisions limiting stockholders’ ability to call special meetings of stockholders and to take action by written consent;

●	restrictions on business combinations with interested stockholders;

●	no cumulative voting; and

●	the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our Certificate of Incorporation provides that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings:

●	any derivative action or proceeding brought on behalf of us;

●	any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders;

●	any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents relating to any provision of the DGCL or our Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

●	any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Our Certificate of Incorporation will further provide that, unless otherwise consented to by us in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and consented to this provision.

Although our Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the selling securityholders of up to 12,416,071 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the selling securityholders pursuant to this prospectus.

The sale of shares of our common stock by the selling securityholders, or the perception that these sales could occur, could depress the market price of our common stock. The selling securityholders may still have an incentive to sell our common stock because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices they paid for our common stock and the public trading price of our common stock. While the selling securityholders may, on average, experience a positive rate of return based on the current market price of the common stock the purchased, public securityholders may not experience a similar rate of return on the common stock they purchased due to differences in the purchase prices and the current market price. While the selling securityholders may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. The sale of the common stock by the selling securityholders being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our common stock.

We may be required to repurchase up to 5,618,488 shares of common stock from the investors with whom we entered into Forward Purchase Agreements in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.

On and around July 13, 2023, FACT entered into separate Forward Purchase Agreements (the “Forward Purchase Agreements”) with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”, and each of Meteora, Polar, and Sandia, individually, an “FPA Investors”, and together, the “FPA Investors”), pursuant to which FACT (now Complete Solaria following the closing of the Business Combination) agreed to purchase in the aggregate, on the date that is 24 months after the closing date of the Forward Purchase Agreements (the “Maturity Date”), up to 5,618,488 shares of common stock then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor further agreed not to redeem any of the FACT Class A Ordinary Shares owned by it at such time. The per price at which the FPA Investors have the right to sell the shares to us on the Maturity Date will not be less than $5.00 per share. On December 18, 2023, the Company and each FPA Investor entered into separate amendments to the Forward Purchase Agreements (the “First Amendments”). The First Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10,000,000 of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment. On May 7 and 8, 2024, respectively, the Company entered into separate amendments to the Forward Purchase Agreements (the collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event provision to read: “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” The Sandia Second Amendment is not effective until the Company executes similar amendments with both Polar and Meteora. Subsequently, on June 14, 2024, the Company entered into an amendment to the Forward Purchase Agreement with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP Trigger Event provision to read: “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1.00 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of the Sandia Forward Purchase Agreement. On July 17, 2024, the Company entered into the third amendment to the Forward Purchase Agreement with Polar (the “Polar Third Amendment”), pursuant to which the Company and Polar agreed that Section 2 (Most Favored Nation) of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement.

If the FPA Investors hold some or all of the 5,618,488 forward purchase agreement shares on the Maturity Date, and the per share trading price of our common stock is less than the per share price at which the FPA Investors have the right to sell the common stock to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. In the event that we are required to repurchase these forward purchase agreement shares, or in the event that the Forward Purchase Agreements are terminated, the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements would be reduced accordingly, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreements.

Warrants to purchase shares of our common stock may not be exercised at all or may be exercised on a cashless basis, and we may not receive any cash proceeds from the exercise of such warrants.

The exercise price of warrants to purchase shares of our common stock may be higher than the prevailing market price of the underlying shares of common stock. The exercise price of such warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of common stock is lower than the exercise price. The cash proceeds associated with the exercise of such warrants to purchase our common stock are contingent upon our stock price. The value of our common stock will fluctuate and may not align with the exercise price of such warrants at any given time. If such warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to certain warrants to purchase shares of our common stock that were issued in a private placement at the time of FACT’s IPO and warrants issued to certain selling securityholders in connection with conversion of working capital loans, it is possible that we may not receive cash upon their exercise, since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of paying cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including 12.00% Notes due 2029 and the 7.00% Convertible Senior Notes due 2029 (the 7.00% Notes due 2029 and with the 12.00% Notes due 2029, collectively, the “Convertible Senior Notes”), depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Convertible Senior Notes.

The conversion features of the Convertible Senior Notes may adversely affect our financial condition and operating results.

The holders of Convertible Senior Notes will be entitled to convert their notes at and during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), at maturity, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

Certain provisions in the indentures or other agreements governing the Convertible Senior Notes may delay or prevent an otherwise a beneficial takeover attempt of us.

Certain provisions in the indentures or other agreements governing the Convertible Senior Notes may make it more difficult or expensive for a third party to acquire us. For example, the indentures and other agreements governing the Convertible Senior Notes will require us to repurchase the Convertible Senior Notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the Convertible Senior Notes and/or increase the conversion rate, which could make it costlier for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

Conversion of the Convertible Senior Notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the Convertible Senior Notes may dilute the ownership interests of our stockholders. Upon conversion of the Convertible Senior Notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to settle our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Senior Notes may encourage short selling by market participants because the conversion of the Convertible Senior Notes could be used to satisfy short positions, or anticipated conversion of the Convertible Senior Notes into shares of our common stock could depress the price of our common stock.

The accounting method for the Convertible Senior Notes could adversely affect our reported financial condition and results.

The accounting method for reflecting the Convertible Senior Notes on our balance sheet, accruing interest expense for the Convertible Senior Notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In August 2020, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Update (“ASU”) 2020-06 (“ASU 2020-06”), which simplified certain of the accounting standards that apply to convertible notes. ASU 2020-06 eliminated the cash conversion and beneficial conversion feature modes used to separately account for embedded conversion features as a component of equity. Instead, an entity would account for convertible debt or convertible preferred stock securities as a single unit of account, unless the conversion feature requires bifurcation and recognition as derivatives. Additionally, the guidance requires entities to use the “if-converted” method for all convertible instruments in the diluted earnings per share calculation and to include the effect of potential share settlement for instruments that may be settled in cash or shares. ASU 2020-06 became effective for us beginning on January 1, 2022.

In addition, we expect that the shares of common stock underlying the Convertible Senior Notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share would generally be calculated assuming that all the Convertible Senior Notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share to the extent we are profitable in the future, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the Convertible Senior Notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the Convertible Senior Notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders or holders of affiliate notes convert their notes or affiliate notes, respectively, following the satisfaction of those conditions and could materially reduce our reported working capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The statements contained in this prospectus or incorporated by reference herein that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the closing of the Business Combination;

●	our financial and business performance following the Business Combination, including financial projections and business metrics;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our ability to meet the expectations of new and current customers, and our ability to achieve market acceptance for our products;

●	our expectations and forecasts with respect to market opportunity and market growth;

●	our ability to leverage our acquisition under the APA with SunPower and other acquisitions, including our ability to integrate acquired businesses, to fund and meet the liquidity needs of the acquired businesses, to retain key employees of the acquired businesses, to take advantage of growth opportunities and to realize the expected benefits of such acquisitions;

●	the ability of our products and services to meet customers’ compliance and regulatory needs;

●	our ability to attract and retain qualified employees and management;

●	our ability to develop and maintain its brand and reputation;

●	developments and projections relating to our competitors and industry;

●	changes in general economic and financial conditions, inflationary pressures and the resulting impact demand, and our ability to plan for and respond to the impact of those changes;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our future capital requirements and sources and uses of cash;

●	our ability to obtain funding for our operations and future growth, including in connection with the integration of our acquisitions;

●	our business, expansion plans and opportunities; and

●	our use of proceeds from offerings of our securities under this prospectus.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. We discuss in greater detail many of these risks under the section titled “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

All of the shares of common stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales of the shares of common stock, except with respect to amounts received by us upon exercise of the Warrants.

Any proceeds received from the exercise of the Warrants will be used for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of our Certificate of Incorporation and Bylaws, and the applicable provisions of the Delaware General Corporation Law, or the “DGCL.” This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation and Bylaws. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

The holders of our common stock have no preemptive rights or other subscription rights, and there are no sinking fund or redemption provisions applicable to the common stock.

Election of Directors

Our board of directors has one class of directors, and each director will generally serve for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

SAFE Agreements and Related Common Stock Issued or Issuable

On January 31, 2024, we entered into a simple agreement for future equity (the “First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”) in connection with the Purchaser investing $1.5 million in the Company. On February 15, 2024, we entered into a simple agreement for future equity (the “Second SAFE” and together with the First SAFE, the “SAFEs”) with the Purchaser in connection with the Purchaser investing $3.5 million in the Company. On April 21, 2024, we entered into an amendment for each of our First SAFE and Second SAFE to convert the invested amounts into shares of our common stock. The conversion share price was $0.36, calculated as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. As a result of the conversion of the First SAFE and Second SAFE, 4,166,667 and 9,722,222 shares of our common stock, respectively, are issuable to the Purchaser.

On May 13, 2024, we entered into a SAFE (the “Third SAFE”) with the Purchaser in connection with the Purchaser’s investment of $1,000,000. The Third SAFE is convertible into shares of common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we issue and sell common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which is equal to 50% of the price per share of common stock sold in the Equity Financing. If we consummate a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1,000,000, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the common stock on May 13, 2024, multiplied by (ii) 50%.

Thurman J. Rodgers is a trustee of the Purchaser, the Executive Chairman of the board of directors of the Company, and the Chief Executive Officer of the Company.

Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria entered into Forward Purchase Agreements with each of (i) Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP (collectively, “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (Meteora, Polar and Sandia, collectively, the “FPA Sellers”). Pursuant to the terms of the original Forward Purchase Agreements, the FPA Sellers could purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share (the “Shares”). While the FPA Sellers had no obligation to purchase any Shares under the Forward Purchase Agreements, the aggregate total Shares that could be purchased under the original Forward Purchase Agreements was no more than 6,720,000 in aggregate. The FPA Sellers could not beneficially own greater than 9.9% of issued and outstanding Shares following the Business Combination as per the Amended and Restated Business Combination Agreement.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the Forward Purchase Agreements (the “FPA Amendments”). The FPA Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7, 2024 and May 8, 2024, respectively, the Company entered into the Sandia Second Amendment and the Polar Second Amendment to the Forward Purchase Agreements (collectively, the “Second Amendments”). The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event to mean an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.

Subsequently, on June 14, 2024, the Company entered into an amendment to the Forward Purchase Agreement with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP Trigger Event to mean an event that occurs if the VWAP Price (as defined in the Forward Purchase Agreement), for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share. In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of the Sandia Forward Purchase Agreement.

On July 17, 2024, the Company entered into the third amendment to the Forward Purchase Agreement with Polar (the “Polar Third Amendment”), pursuant to which the Company and Polar agreed that most favored nation term of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement.

Registration Rights

Registration Rights Relating to Warrants and Amended and Restated Registration Rights Agreement

Pursuant to the Warrant Agreement, dated February 25, 2021, between us and our transfer agent (the “Warrant Agreement”), we agreed to register the shares issuable upon exercise of the Warrants following the Closing of the Business Combination.

We, Freedom Acquisition I LLC, certain of our equity holders and certain of their respective affiliates, as applicable, and the other parties thereto, are party to an Amended and Restated Registration Rights Agreement, dated July 17, 2023 (the “A&R Registration Rights Agreement”), pursuant to which we granted customary registration rights to the parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act, certain of our securities held by the parties thereto.

Freedom Acquisition I LLC and certain payees under certain of our outstanding indebtedness are entitled to certain registration rights relating to the up warrants issued to certain equityholders of Legacy Complete Solaria.

Demand Registration Rights under Forward Purchase Agreements and PIPE Subscription Agreements

Pursuant to the Forward Purchase Agreements, dated July 13, 2023, between the Company and the FPA Sellers, within 30 days after receipt of a written request from an FPA Seller, we are required to file a registration statement with the SEC registering the resale of all shares held by the applicable FPA Seller and to cause such registration statement to be declared effective. No FPA Seller has requested a registration statement to date under their Forward Purchase Agreements. The FPA Sellers are also parties to Subscription Agreements, dated July 13, 2023, with FACT that provided registration rights with respect to the subscribed shares.

Registration Rights Under Ayna Warrant

Pursuant to the Ayna Warrant, Ayna has piggy-back registration rights if we propose to register any of our common stock under the Securities Act in connection with a public offering of such securities solely for cash. Additionally, Ayna has Form S-3 demand registration rights if the Ayna Warrant is exercised in full, we are eligible to use Form S-3, and Ayna requests that we file a Form S-3 registration statement with respect to all of the shares of common stock then held by Ayna.

Registration Rights Under Exchange Agreement

Pursuant to the Exchange Agreement, we agreed to file a registration statement with respect to resale of 1,500,000 shares of common stock issued to Kline Hill and with respect to the shares of common stock issuable upon conversion of 12.00% Notes due 2029 issued to Kline Hill and Carlyle.

The White Lion Transaction Registration Rights Agreement

On July 16, 2024, we entered into the White Lion Purchase Agreement with White Lion Capital, LLC (“White Lion”), as amended on July 24, 2024 and August 14, 2024 (as amended, the “White Lion Purchase Agreement”). In connection with the White Lion Purchase Agreement, we entered into a Registration Rights Agreement with White Lion on July 16, 2024 (the “White Lion Registration Rights Agreement”) providing for the resale of the shares purchased by White Lion under the White Lion Purchase Agreement.

Registration Rights Under Note Purchase Agreements for 7.00% Notes due 2029

The note purchase agreements entered into by Complete Solaria and certain purchasers of the 7.00% Notes due 2029 on or about September 22, 2024 require Complete Solaria to file a registration statement with the SEC to register the resale of the maximum number of shares of common stock issuable upon conversion of the 7.00% Notes due 2029 and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Among other things, our Certificate of Incorporation and Bylaws:

●	authorize our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of our board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that Special Meetings of Complete Solaria’s stockholders may be called by the chairperson of our board of directors, the chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors. The combination of these provisions will make it more difficult for the existing stockholders to replace our board of directors as well as for another party to obtain control of Complete Solaria by replacing our board of directors. Because our board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Complete Solaria’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Complete Solaria’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our common stock.

Delaware Anti-Takeover Law

Section 203 of the DGCL generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of our voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of Complete Solaria’s outstanding voting stock. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on Complete Solaria’s behalf;

●	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of Complete Solaria’s directors, officers or other employees to Complete Solaria or its stockholders;

●	any action or proceeding asserting a claim against Complete Solaria or any of Complete Solaria’s directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws;

●	any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder);

●	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

●	any action or proceeding asserting a claim against Complete Solaria or any of Complete Solaria’s directors, officers or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Certificate of Incorporation further provides that, unless Complete Solaria consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of Complete Solaria’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Exchange Listing

Our common stock and public warrants are listed on The Nasdaq Stock Market under the symbols “CSLR” and “CSLRW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, NY 10004.

SELLING SECURITYHOLDERS

The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of:

●	up to 6,000,000 shares of common stock that are issuable upon the exercise of the Ayna Warrant;

●	up to 1,500,000 shares of common stock issued in a private placement to Kline Hill pursuant to the Kline Hill Purchase Agreements entered into in connection with the Exchange Agreement;

●	up to 4,745,675 shares of common stock that are issuable upon the potential conversion of $7,972,731 aggregate principal amount of the 12.00% Notes due 2029 issued to Kline Hill in connection with the transactions under the Exchange Agreement; and

●	up to 170,396 shares of common stock that are issuable upon the exercise of the Kline Hill Warrants.

As used in this prospectus, the term “selling securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The table below sets forth certain information with respect to each selling securityholder, including (i) the name and address of each selling securityholder; (ii) the number of shares of our common stock beneficially owned by each selling securityholder prior to this offering; (iii) the maximum number of shares being offered by each selling securityholder pursuant to this prospectus; and (iv) each selling securityholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but no other shares, if any, held by the selling securityholder) are sold.

The table is based on information supplied to us by the selling securityholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes information with respect to voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

The percentage of each selling securityholders’ ownership is based on 73,767,268 shares of common stock outstanding as of November 15, 2024 (prior to the exercise of Ayna Warrant and Kline Hill Warrants and prior to the conversion of the 12.00% Notes due 2029 held by Kline Hill). In computing the number of shares beneficially owned by a selling securityholder and the percentage ownership of that selling securityholder before this offering, shares of common stock underlying the warrants and convertible notes held by that selling securityholders are deemed outstanding, as well as any other derivative securities held by the selling securityholders that are exercisable as of November 15, 2024 or exercisable within 60 days thereafter. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on shares outstanding on November 15, 2024, which includes the shares of our common stock registered for sale in this offering. The ownership information for each selling securityholder prior to this offering does not give effect to any acquisitions or dispositions of our common stock made after November 15, 2024.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Securityholder	Beneficial Ownership Prior to This Offering		Number of Shares Being Offered	Beneficial Ownership After This Offering
	Shares	Percent		Shares	Percent
Ayna.AI LLC(1)	6,000,000	7.5%	6,000,000	—	—

Entities Affiliated with Kline Hill(2)	6,245,675	9.1%	6,245,675	—	—

(1)	Consists of 6,000,000 shares of common stock issuable upon the exercise of Ayna Warrant. The business address for Ayna is 100 Century Center Court, Suite 205, San Jose, CA 95112.

(2)

Consists of (i) 750,000 shares of common stock held by Kline Hill Partners Fund LP (“KHP LP”), (ii) 375,000 shares of common stock held by Kline Hill Partners IV SPV LLC (“KHP IV SPV”), (iii) 375,000 shares of common stock held by Kline Hill Partners Opportunity IV SPV LLC (“KHP Opportunity IV SPV”), (iv) up to 2,372,837 shares of common stock issuable upon the conversion of 12.00% Notes due 2029 held by KHP LP, (v) up to 1,186,419 shares of common stock issuable upon the conversion of 12.00% Notes due 2029 held by KHP IV SPV, (vi) up to 1,186,419 shares of common stock issuable upon the conversion of 12.00% Notes due 2029 held by KHP Opportunity IV SPV, (vii) 161,398 shares of common stock issuable upon the exercise of warrants held by KHP LP, (viii) 4,544 shares of common stock issuable upon the exercise of warrants held by held by KHP IV SPV, and (ix) 4,544 shares of common stock issuable upon the exercise of warrants held by KHP Opportunity IV SPV.  KHP Fund GP LLC (“KHP Fund GP”) is the general partner of KHP LP and KHP Fund GP IV LLC (“KHP Fund IV GP”) is the general partner of each of KHP IV SPV and KHP Opportunity IV SPV and each may be deemed to have voting, investment, and dispositive power with respect to these securities. Michael Bego and Jared Barlow are the managing members of each of KHP Fund GP and KHP Fund IV GP and may be deemed to share voting, investment and dispositive power with respect to these securities. Each of them disclaims any such beneficial ownership of such securities, except to the extent of their respective pecuniary interest. The business address for Kline Hill is 325 Greenwich Ave., 3rd Floor, Greenwich, CT 06830.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus on behalf of the selling securityholders.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from the Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the selling securityholders;

●	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York.

EXPERTS

The financial statements of Complete Solaria, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined financial statements of the SunPower Businesses (the “Acquired Company”) as of September 29, 2024 and December 31, 2023 and for the 39 weeks ended September 29, 2024 and the year ended December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting. The report on the combined financial statements contains an explanatory paragraph regarding the Acquired Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is https://www.completesolaria.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus from other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-40117):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024 (as amended by our Quarterly Report on Form 10-Q/A, filed with the SEC on May 15, 2024);

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended September 29, 2024 filed with the SEC on November 18, 2024;

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2024, January 22, 2024, February 16, 2024, February 23, 2024, March 11, 2024, April 22, 2024, April 30, 2024, May 2, 2024, May 14, 2024, May 17, 2024, May 23, 2024, June 13, 2024, June 20, 2024, June 21, 2024, June 24, 2024, July 5, 2024, July 8, 2024, July 9, 2024, July 17, 2024, July 23, 2024, July 26, 2024, August 1, 2024, August 6, 2024, August 20, 2024, September 12, 2024, September 16, 2024, September 26, 2024, October 1, 2024, October 16, 2024, October 29, 2024, December 16, 2024, December 19, 2024, and January 27, 2025 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules); and

●	the description of our common stock which is contained in a registration statement on Form 8-A filed on July 18, 2023 (File No. 001-40117) under the Exchange Act, as well as any additional amendments or reports filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

c/o Complete Solaria, Inc.

Complete Solaria, Inc., 45700 Northport Loop East

Fremont, California 94538

Attn: Investor Relations

(510) 270-2507